Exhibit 3

Names and Addresses of the Underwriters

Deutsche Bank Securities Inc.

60 Wall Street, 2nd Floor

New York, New York 10005

Itau BBA USA Securities, Inc.

767 Fifth Avenue, 50th Floor

New York, New York 10153

Santander Investment Securities Inc.

45 East 53rd Street

New York, New York 10022